Exhibit 99.2

To the Stockholders and Board of Directors

Emeishan High Pure Materials Co., Ltd.

We have audited the accompanying balance sheets of Emeishan High Pure Materials Co., Ltd. (the “Company”) as of December 31, 2008 and the related statements of income, stockholders’ equity and cash flows for the year ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit of these statements in accordance with the generally accepted accounting principles (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and the results of its operations and its cash flows for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Beijing Topson Co., Ltd.

BEIJING TOPSON CO., LTD.
CERTIFIED PUBLIC ACCOUNTANTS

Beijing, PRC, 100081
April 11, 2009

EMEISHAN HIGH PURE MATERIAL CO., LTD.

BALANCE SHEETS

AS OF DECEMBER 31, 2008

	2008	2007
ASSETS

CURRENT ASSETS:
Cash	$673,668	$846,586
Notes receivable	378,256
Accounts receivable, trade, net of allowance of bad debt $0 and $0 as of December 31, 2008 and 2007	266,791	266,604
Inventories	462,876	285,465
Other receivables	25,668	28,105
Other receivables from related parties	81,410	—
Advances to suppliers	4,927	27,057

Total current assets	1,893,596	1,453,818

PLANT AND EQUIPMENT, net	1,675,750	1,642,593

OTHER ASSETS:
Intangible asset, net of accumulated amortization	497,870	552,700
Total other assets	497,870	552,700

Total assets	$4,067,216	$3,649,111

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable, trade	$25,175	$12,556
Short term bank loans
Other payables	89,489	225,355
Dividend payable	291,792	136,722
Accrued liabilities	154,692	91,638
Taxes payable	16,070	31,697
Total current liabilities	577,218	497,968

MINORITY INTEREST

SHAREHOLDERS’ EQUITY:
Paid in & additional capital	2,527,335	2,527,335
Statutory reserves	138,608	78,770
Retained earnings	300,970	182,675
Accumulated other comprehensive income	523,084	362,362
Total shareholders’ equity	3,489,998	3,151,143

Total liabilities and shareholders’ equity	$4,067,216	$3,649,111

EMEISHAN HIGH PURE MATERIAL CO., LTD.

STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

FOR YEARS ENDED DECEMBER 31, 2008

	2008	2007

REVENUES	$2,083,236	$1,574,761
TOTAL REVENUES	2,083,236	1,574,761

COST OF GOODS SOLD	732,017	622,031
TOTAL COST OF GOODS SOLD	732,017	622,031

GROSS PROFIT	1,351,219	952,729

OPERATING EXPENSE
Selling expenses	86,093	44,895
General and administrative expenses	719,279	496,319
Total operating expense	805,371	541,214

INCOME FROM OPERATIONS	545,848	411,515

OTHER (INCOME) EXPENSE
Interest income	(9,921)	(385)
Interest expense
Other income	(28,971)	(44,633)
Other expense	86,172
Total other expense, net	47,281	(45,018)

INCOME BEFORE INCOME TAXES	498,567	456,533

PROVISION FOR INCOME TAXES	38,541	14,329

NET INCOME BEFORE MINORITY INTEREST	460,026	442,204

LESS MINORITY INTEREST

NET INCOME	460,026	442,204

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	7,288	18,380

COMPREHENSIVE INCOME	$467,314	$460,584

EMEISHAN HIGH PURE MATERIAL CO., LTD.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2008

2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$460,026
Adjustments to reconcile net income to cash
Depreciation	157,976
Amortization	82,698
Change in operating assets and liabilities:
Accounts receivable	15,926
Inventories	(142,388)
Other receivables	3,889
Other receivables from related parties	(73,247)
Advance to suppliers	21,545
Accounts payable	10,596
Other payables	(135,846)
Accrued liabilities	7,922
Customer deposits	—
Taxes payable	(15,974)
Net cash provided by operating activities	393,124

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(88,646)
Purchase of intagible assets
Net cash used in investing activities	(88,646)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short term loan
Payments on short term loan	(340,327)
Payment of dividend	(131,266)
—
Proceeds from capital contribution
Net cash provided by financing activities	(471,593)

EFFECT OF EXCHANGE RATE ON CASH	(5,804)

INCREASE (DECREASE) IN CASH	(172,919)

CASH, beginning of year	846,586

CASH, end of year	$673,668

EMEISHAN HIGH PURE MATERIAL CO., LTD.

STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 2008

	Capital	Retained earnings		Accumulated other
	Paid-in &	Statutory		comprehensive
	Additional capital	reserves	Unrestricted	income	Totals
BALANCE, December 31, 2007	2,527,335	78,770	182,675	362,362	3,151,143

Paid in capital					—
Net income			467,314		467,314
Adjustment to statutory reserve		59,837	(59,837)		—
Distrbuted to dividend			(289,180)		(289,180)
Accumulated other comprehensive income			—	160,722	160,722

BALANCE, December 31, 2008	$2,527,335	$138,607	$300,972	$523,084	$3,489,998

EMEISHAN HIGH PURE MATERIALS CO., LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31 2008

Note 1 - Organization

Emeishan High Pure Materials Co., Ltd. (“EHPM”, “the Company”, “we” or “us”) is a joint venture company, and incorporated in February 19, 2001, located in Suishan, city of Emeishan, Sichuan province. Approved by Sichuan Foreign Trade Committee and issued approved documents [2001] 0001#. The Company produces high pure arsenic and other high pure materials & electric goods used for semiconductor.

The company has a registered capital RMB$20,800,000(approximately USD$2,600,000). At April 10, 2001, American Xtal Technology, Inc (AXT) paid capital USD$325,000, transferred into RMB$2,690,220; Emei Semiconductor Materials Research Institute (ESI) paid capital RMB$7,800,000 (approximately USD942,302). The capital was verified by Leshan Zhongxin CPA firm.

At August 22, 2001, AXT paid capital USD$303,700, transferred into RMB$2,513,724.90, total capital paid in is RMB$5,200,000, and is 25% of total registered capital; ESI paid capital RMB$7,800,000 (approximately USD942,370), total capital paid in was RMB$15,600,000, and was 75% of total registered capital. The paid in capital has been verified by Leshan Zhongxin CPA firm.

At October 22, 2004, ESI and China Saving Energy Sources & Investment Co., (CSI) made an agreement for the shares changing.  On the agreement, ESI has transferred its shares 38.46% of registered capital, RMB$8,000,000 to CSI. The company has obtained the approved documents from Leshan Economic & Trade Bureau for above changing at December 7, 2004. After changed the rate of registered capital are: AXT has shares RMB$5,200,000, and 25%; ESI RMB$7,600,000, and 36.54%; CSI has RMB$8,000,000, and 38.46%.

At July 28, 2006, the company’s directors agree the shareholder CSI transferred its shares to China Environment Protecting Co., and obtained approved documents from Leshan Commercial Bureau in August 4, 2006.

Note 2 - Summary of Significant Accounting Policies

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

EMEISHAN HIGH PURE MATERIALS CO., LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31 2008

Revenue recognition

The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin (“SAB”) 104. Products sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured.  Payments received before all of the relevant criteria for revenue recognition are recorded as customer deposits.

Foreign currency translation and other comprehensive income

The reporting currency of the Company is the US dollar. The functional currency of the Company is the Chinese Renminbi (RMB).

For the company’s all assets and liabilities accounts were translated at the exchange rate on the balance sheet date; stockholder’s equity is translated at the historical rates and items in the statement of operations items and cash flow statements are translated at the average rate for the year. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity.  The resulting translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Accumulated other comprehensive income (loss) in the statement of shareholders’ equity amounted to $497,870 and $552,700 as of December 31, 2008 and 2007, respectively.  The balance sheet amounts with the exception of equity at December 31, 2008 and 2007 were translated at RMB6.8542 to $1 and at RMB7.3141 to $1, respectively.  The average translation rates applied to income and cash flow statement amounts for the years ended December 31, 2008 and 2007 were at RMB6.96279 to $1 and at RMB7.61811 to $1, respectively.

Fair value of financial instruments

The carrying amounts of the Company’s financial instruments (including accounts receivable and payable, payables to related parties and bank loan) approximate fair value due to the relatively short period to maturity of these instruments.

Cash and concentration of risk

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents for cash flow statement purposes. Cash includes cash on hand and demand deposits in accounts maintained with state owned banks within the PRC.

Certain financial instruments, which subject the Company to concentration of credit risk, consist of cash.  Balances at financial institutions or state owned banks within the PRC are

EMEISHAN HIGH PURE MATERIALS CO., LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31 2008

not covered by insurance.  As of December 31, 2008, the Company had deposits totaling $673,668 that are not covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the US and China, and by the general state of China’s economy. The Company’s operations in China are subject to specific considerations and significant risks typically associated with companies in the North America. These include risks associated with, among others, the political, economic, financial and legal environments and foreign currency exchange.  The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures and Chinese industry policy.

For the year ended December 31, 2008, one supplier accounted for approximately 52% of the Company’s total purchases. As of December 31, 2008, no accounts payable was due to these suppliers.  .

For the year ended December 31, 2008, three customers accounted for approximately 75%, of the Company’s total sales.  As of December 31, 2008, the accounts receivable balance of our largest customer amounted to $128,284, representing 18.7% of the total accounts receivable of the Company.

Accounts receivables and allowance for doubtful accounts

Management regularly reviews aging of the receivables and changes in payment trends by its customers, and records a reserve when they believe collection of amounts due are at risk. Accounts considered uncollectible are written off. At December 31, 2008, management concluded that its allowance for doubtful accounts in the amounts of $0 were sufficient. The Company had trade accounts receivable of $266,791 as of December 31, 2008.

	2008	2007
Trade Accounts Receivable	$266,791	$266,604
Allowance for bad debts
Trade Accounts Receivable, Net	$266,791	$266,604

Inventories

Inventories are stated at the lower of cost or market using weighted average method. Inventories consist of raw materials and supplies, work in process, and finished goods.  Raw materials mainly consist of raw arsenic, iodide K and relative and additives.  The cost of finished goods included (1) direct costs of raw materials, (2) direct labor, (3) Water, electric & steam, and (4) overhead, such as depreciation and waste  treatment.

EMEISHAN HIGH PURE MATERIALS CO., LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31 2008

The Company reviews its inventory regularly for possible obsolescence.  As of December 31, 2008, the Company recorded no reserves for inventory obsolescence.

Plant and equipment, net

Plant and equipment are stated at cost.  Expenditures for maintenance and repairs are charged to earnings as incurred; while additions, renewals and betterments are capitalized.  When the property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations.  Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Estimated Useful Life
Building	25 years
Machinery and equipment	10 years
Other equipment	5 years
Transportation equipment	5 years

Intangibles

Under the Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” all goodwill and certain intangible assets determined to have indefinite lives will not be amortized but will be tested for impairment at least annually. Intangible assets other than goodwill will be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”

The Company’s intangible assets is unpatent technology purchased from ESI at July 17 2000, which the Company amortizes over 10 years.

Impairment of long lived assets

The Company evaluates long lived tangible and intangible assets for impairment, at least annually, but more often whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows.  Recoverability is measured by comparing the asset’s net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles.  If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.  Based on its review, the Company believes that, as of December 31, 2008, there was no impairment of plant and equipment or intangible assets.

EMEISHAN HIGH PURE MATERIALS CO., LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31 2008

Income taxes

The Company records and reports income taxes pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”).  SFAS 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), on January 1, 2007.  A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.  The Company believes that the adoption of FIN 48 had no effect on its financial statements as of and for the years ended December 31, 2008.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit.  In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.  Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled.  Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

The company located on the West of China, and enjoyed the favorable rate of income tax 15%. At March 20, 2007, Local State Tax Bureau approved the beneficial year begin at 2006, and was exemption from income tax from 2006 to 2007; and has half rate for the tax from 2008 to 2010.  It’s the first year for 7.5% rate of income tax in 2008.

Value Added Tax (VAT)

Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT).  All of the Company’s goods that are sold in the PRC are subject to a Chinese value-added tax at a rate of 13% or 17% of the gross sales price, respectively (the VAT rate in the company is 17%).  This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished products. The Company recorded VAT payable and VAT receivable net of payments in the financial statements.  The VAT tax return is filed to offset the payables against the receivables.

According to the regulation “The requisition of VAT paid and return for the companies locate in the West of China “ issued by Chinese State Tax Bureau (CST), CST will return 60% of the amount of VAT paid on the rate 36.54% of registered holding by ESI.

EMEISHAN HIGH PURE MATERIALS CO., LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31 2008

Recently issued accounting pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value under accounting principles generally accepted in the United States (GAAP) and expands disclosures about fair value measurements. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  SFAS 157 also establishes a fair value hierarchy which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  SFAS No. 157 will be effective for fair value measurements beginning in the first quarter of fiscal 2008.  The Company does not believe that the adoption of SFAS 157 has any material impact on the Company’s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115” (“FAS 159”). FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value.  The objective of FAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions.  FAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  SFAS 159 applies to the Company’s first fiscal year beginning after November 15, 2007. The Company is evaluating the impact of this statement on its financial statements.

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed.  FSP EITF 07-3 will be effective for an entity’s financial statements issued for fiscal years beginning after December 15, 2007.  The Company does not expect the adoption of FSP EITF 07-3 to have a material impact on the Company’s financial position or results of operations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated.  The statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and

EMEISHAN HIGH PURE MATERIALS CO., LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31 2008

distinguish between the interests of the parent and the interests of the non-controlling owners.  SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect the application of SFAS 160 will have on its financial statements.

In December 2007, SFAS No. 141(R), “Business Combinations”, was issued.  SFAS No. 141R replaces SFAS No. 141, “Business Combinations”. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.  SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions.  This replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values.  SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R).  SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  An entity may not apply it before that date.  The Company is currently evaluating the impact that adopting SFAS No. 141R will have on its financial statements.

Note 3 - Inventories

Inventories at December 31, 2008 and 2007 consisted of the following:

	2008	2007
Raw materials	$5,700	$
Work in process	123,191
Finished goods	282,685	285,465
Totals	$462,876	$285,465

Note 4 - Plant and equipment

Plant and equipment at December 31, 2008 and 2007 consisted of the following:

	2008	2007
Buildings and improvements	$572,593	$536,589
Transportation equipment
Machinery and equipment	1,510,643	1,352,783
Other Equipment	572,593	264,225
Totals	2,396,624	2,153,597
Less accumulated depreciation	720,874	511,004
Construction in Process
Totals	$1,675,750	$1,642,593

Depreciation expense for the years ended December 31, 2008 and 2007 amounted to $209,870 and $164,155, respectively.

EMEISHAN HIGH PURE MATERIALS CO., LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31 2008

Note 5 — Intangibles

The intangible assets is unpatent technology bought at 2000, original cost is RMB$6,300,000 (approximately USD$762,300), amortization period is 10 year-long. The balance at the year end December 31, 2008 amounted to $ 497,870.

Note 6 —Related Party Transactions

Beijing Tongmei Transistor Co., Ltd., (BTT) is subsidiary entity of AXT, located in Beijing. The company sold goods to BTT $ 1,253,313, the balance of account receivable for BTT is $81,410 for the year end December 31, 2008.

Note 7 — Dividend Payable

The dividend distributed to shareholders in 2008 and 2007 was RMB$2,000,000 (approximately USD$287,241)  and RMB$1,000,000 (approximately USD$131,266), respectively.

Note 8 - Income taxes

Under the existing Income Tax Laws of the PRC, the Company is generally subject to an income tax at an effective rate of 25% on taxable income, which is based on the net income, reported in the statutory financial statements after appropriate tax adjustments. The company enjoyed favorable rate of income tax 7.5%. refer to Notes 2.

2008
Taxable income	$513,884
Rate of income tax	7.5%

Total provision for taxes	$38,541

Value Added Tax

VAT on sales and VAT on purchases in China amounted to $359,761 and $67,066 for the year ended December 31, 2008.

Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.

EMEISHAN HIGH PURE MATERIALS CO., LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31 2008

Taxes payable at December 31, 2008 consisted of the following:

2008
VAT	$10,616
Income tax	3,699
Others	1,755
Total taxes payable	$16,070

Note 9 - Statutory reserves

The Company is required to transfer 15% of its net income (10% as reserved fund and 5% as developing fund ), as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distribution of any dividend to shareholders. For the year ended December 31, 2008, the Company transferred $72,150, representing 15% of the year’s net income determined in accordance with PRC accounting rules and regulations, to this reserve.

Note 10 — Employee benefit

The Company is required to transfer 10% of its net income as employee welfare & bonus fund.  For the year ended December 31, 2008, the Company transferred $48,100, representing 10% of the year’s net income determined in accordance with PRC accounting rules and regulations, to this fund.